PDI CONTACT:                                                                                                            INVESTOR CONTACT:
Amy Lombardi                                                                                                                Melody Carey
PDI, Inc.                                                                                                           Rx Communications Group
(201) 574-8663                                                                                             (917) 322-2571
ALombardi@pdi-inc.com                                                                                                              MCarey@RxIR.com
www.pdi-inc.com

PDI Reports 2009 Second Quarter Financial Results

Management will host Conference Call at 4:30 PM ET Today

SADDLE RIVER, N.J., August 5, 2009 – PDI, Inc. (Nasdaq: PDII), a leading provider of sales and marketing support to U.S. pharmaceutical companies, today reported financial and operational results for the second quarter ended June 30, 2009. Recent highlights include:

•	Four new business wins expected to exceed $18 million in revenue over 12 months
•	Signed agreement with The Medical Affairs Company (TMAC®) to enhance our service offerings
•	Facilities realignment and continued cost reductions
•	Mutual termination of product commercialization contract
•	Appointment of current director Gerald P. Belle to the newly-established position of lead independent director

Commenting on today’s announcement, Nancy Lurker, Chief Executive Officer of PDI, Inc., stated, “While we recognize that the first half of the year has been difficult, with operating losses of $4.7 million and $10.3 million for the second quarter and first six months, respectively, we are working diligently to improve the Company’s financial position and are optimistic that these efforts will pay off. Thus far in 2009, we have implemented a number of initiatives to advance PDI to a more solid competitive stance, including leveraging and expanding our core CSO capabilities, strategically adding to management, reducing expenses and taking appropriate charges in order to better structure the Company for future success. We are confident that adherence to this strategy will put us on a trajectory toward profitability as we strategically align the business units to be profitable while adding new, high quality personnel with the experience and drive to build our business.

“Notably, during the quarter we announced four key new business wins expected to exceed $18 million in revenue over 12 months in our Sales Services segment, two of which are prior PDI customers and two of which are new. These additional client engagements, coming during what has been a slow period in the industry, and given the strategic shift in how big pharmaceutical companies are approaching outsourced sales, speaks positively about the value of the services we offer and our strong reputation and position in the industry.”

Ms. Lurker continued, “We are also pleased to have signed an agreement with The Medical Affairs Company which will allow us to meet a wider variety of client demands for best-in-class field resources. This further expands our product offerings while leveraging our core abilities.

“In addition, we continue to manage costs and have consolidated office space in our marketing services business, resulting in a one-time charge of $1.8 million, which will generate future cost reductions for the Company moving forward. As previously disclosed, we also mutually terminated our product commercialization contract.

"We were also pleased to announce the appointment of current Director, Gerald Belle, as lead independent director. Jerry brings a wealth of strong leadership to the Board and I look forward to working more closely with him in the months and years to come.

“Finally, I want to note that while we have begun to benefit from the pharmaceutical industry’s strategic shift in outsourced sales, the first half of 2009 was particularly challenging for our Marketing Services segment, as it was for similar companies across the industry.  However, over the second half of the year, we expect to see an upswing in activity and we remain optimistic about the opportunity for this business segment going forward.”

Financial Overview – Second Quarter 2009
For the quarter ended June 30, 2009, net revenue totaled $16.3 million, compared to $30.4 million in the same period last year.  Revenue in the Sales Services segment for the second quarter of 2009 was $13.9 million, compared to $23.4 million in the same period of 2008.  While Sales Services has gained revenue as a result of new contracts and the expansion of existing contracts, these gains were more than offset by lost revenue from the internalization of a contract sales force by a long-term client and the expiration or termination of other sales force arrangements in effect during 2008. Revenue in the Marketing Services segment for the second quarter of 2009 was $3.9 million compared to $8.0 million in 2008. The decline was primarily attributable to the overall continued softness in the market for these types of services.

Gross profit for the second quarter of 2009 was $6.9 million, a $3.3 million increase over the same period last year.  Gross profit for the Sales Services segment declined to $2.3 million from $5.2 million last year, while gross profit in the Marketing Services segment totaled $1.8 million compared to $3.4 million in the year ago period. These declines are primarily due to lower revenue. The overall increase in second quarter 2009 gross profit margin was attributable to increased gross profit in the Product Commercialization Services segment. This segment recognized a negative gross profit of $5.0 million in 2008 related to the execution of a product commercialization contract and a $2.5 million benefit in 2009 due to a reduction in the loss contract accrual associated with the mutual termination of this contract.

Total operating expenses for the second quarter of 2009 were $11.6 million compared to $11.5 million in the same period in 2008.  Excluding the impact of $1.8 million of facility realignment costs related to excess office space in the Company’s Marketing Services business in 2009 and the impact of $0.7 million in costs associated with the retirement of our former Chief Executive Officer in 2008, 2009 operating expenses were $1.0 million, or 9%, lower than 2008. This decline is primarily attributable to the Company’s ongoing cost-reduction initiatives.

Other income, which is primarily interest income, declined by $0.7 million in 2009 compared to 2008 due to a combination of lower available cash and cash equivalents and the Company’s more conservative investing practices in 2009 compared to 2008.

Total operating loss for the second quarter of 2009 was $4.7 million compared to $7.9 million in the same period of 2008. Net loss per share for the second quarter of 2009 was $0.34 compared to $0.52 in 2008.

Cash and cash equivalents as of June 30, 2009 were $76.2 million, a $4.7 million decline from March 31, 2009 and a $13.9 million decline from December 31, 2008. This decrease is primarily attributable to the operating loss and cash expenses relating to the Company’s commitments under its product commercialization contract.  As of June 30, 2009, the Company’s cash equivalents were predominately invested in Treasury money market funds and the Company had no commercial debt.

Conference Call

As previously announced, PDI will hold a conference call today, to discuss financial and operational results of the second quarter ended June 30, 2009 as follows:

Time:      4:30 pm (ET)
Dial-in numbers: 866-644-4654 (U.S. & Canada) or 706-643-1203
Conference ID#: 22718573
Live webcast: www.pdi-inc.com

The teleconference replay will be available two hours after completion through Friday, August 7, 2009 by dialing 800-642-1687 (U.S. & Canada) or 706-645-9291 and entering conference ID  22718573. The archived webcast will be available for one year on the Company’s investor website, www.pdi-inc.com.

About PDI

PDI provides commercialization services for established and emerging biopharmaceutical companies. The Company is dedicated to maximizing the return on investment for its clients by providing strategic flexibility, sales, marketing and commercialization expertise.

For more information, please visit the Company’s website at www.pdi-inc.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding future events and financial performance. These statements are based on current expectations and assumptions involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI’s control.  These statements also involve known and unknown risks, uncertainties and other factors that may cause PDI’s actual results to be materially different from those expressed or implied by any forward-looking statement.  For example, with respect to statements regarding projections of future revenues, actual results may differ materially from those set forth in this release based on the loss, early termination or significant reduction of any of our existing service contracts or the failure to meet performance goals in PDI’s incentive-based arrangements with customers.  In addition, with respect to statements regarding the prospects for PDI’s future growth and/or profitability, actual results may differ materially based on adverse market conditions, PDI’s inability to successfully implement its strategic initiatives relating to leveraging and expanding its core CSO capabilities, strategically adding to management and reducing expenses, adverse changes in outsourcing trends in the pharmaceutical industry or a reduction or elimination of the role of pharmaceutical sales representatives.  Additionally, all forward-looking statements are subject to the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Annual Report on Form 10-K for the year ended December 31, 2008, and PDI's subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

(Tables to follow)

PDI, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except for per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Revenue, net	$16,291	$30,399	$39,822	$62,628
Cost of services	9,409	26,809	27,969	50,339
Gross profit	6,882	3,590	11,853	12,289

Compensation expense	5,754	7,177	12,047	13,310
Other selling, general and administrative expenses	4,000	4,313	8,258	8,587
Facilities realignment	1,810	-	1,810	-
Total operating expenses	11,564	11,490	22,115	21,897
Operating loss	(4,682)	(7,900)	(10,262)	(9,608)

Other income, net	60	800	163	1,950
Loss before income tax	(4,622)	(7,100)	(10,099)	(7,658)
Provision for income tax	213	377	451	879

Net loss	$(4,835)	$(7,477)	$(10,550)	$(8,537)

Loss per share of common stock:
Basic	$(0.34)	$(0.52)	$(0.74)	$(0.60)
Diluted	$(0.34)	$(0.52)	$(0.74)	$(0.60)

Weighted average number of common shares and
common share equivalents outstanding:
Basic	14,210	14,292	14,216	14,257
Diluted	14,210	14,292	14,216	14,257

Segment Data (Unaudited)
(in thousands)

	Sales	Marketing	Product	Elimination
	Services	Services	Commercialization	Company	Consolidated
Three months ended June 30, 2009:
Revenue	$13,936	$3,918	$-	$(1,563)	$16,291
Gross profit	2,323	1,837	2,486	236	6,882
Gross profit %	16.7%	46.9%	0.0%	NM	42.2%

Three months ended June 30, 2008:
Revenue	$23,401	$7,998	$(1,000)	$-	$30,399
Gross profit	5,166	3,380	(4,956)	-	3,590
Gross profit %	22.1%	42.3%	NM	0.0%	11.8%

Six months ended June 30, 2009:
Revenue	$34,430	$6,955	$-	$(1,563)	$39,822
Gross profit	5,962	3,169	2,486	236	11,853
Gross profit %	17.3%	45.6%	0.0%	NM	29.8%

Six months ended June 30, 2008:
Revenue	$48,657	$14,971	$(1,000)	$-	$62,628
Gross profit	11,045	6,731	(5,487)	-	12,289
Gross profit %	22.7%	45.0%	NM	0.0%	19.6%

NM - Not Meaningful

Selected Balance Sheet Data (Unaudited)
(in thousands)
	June 30,	December 31,
	2009	2008

Cash and cash equivalents	$76,202	$90,074
Total current assets	$92,113	$112,999
Total current liabilities	16,867	31,360
Working capital	$75,246	$81,639
Total assets	$125,692	$149,036
Total liabilities	$28,257	$41,929
Total stockholders' equity	$97,435	$107,107

Selected Cash Flow Data (Unaudited)
(in thousands)
	June 30,	June 30,
	2009	2008

Net loss	$(10,550)	$(8,537)
Non-cash items	3,184	3,596
Net change in assets and liabilities	(6,253)	1,231
Net cash used in operations	$(13,619)	$(3,710)

Change in cash and cash equivalents	$(13,872)	$(3,221)